Exhibit 99

FOR IMMEDIATE RELEASE DATE: June 3, 2002

CONTACT:	Donald V. Rhodes Chairman, President, and Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION BOARD
INCREASES STOCK REPURCHASE PROGRAM AMOUNT

Heritage Financial Corporation, Olympia, WA (Nasdaq: HFWA): Donald V. Rhodes, Chairman, President and CEO of Heritage Financial Corporation (the Company) today announced that the Board of Directors of the Company has authorized the purchase of an additional ten percent (10%) of the Company’s outstanding shares or approximately 750,000 shares for an aggregate stock repurchase of 42% from the inception of the stock repurchase program. In April 1999 the Company repurchased 100,000 shares in connection with our merger with Washington Independent Bancshares. In October 1999 the Company started the first of four 10% stock repurchase programs. Including the 100,000 shares repurchased in April 1999, as of June 3, 2002, Heritage had repurchased 3,827,397 shares for a total of approximately 35% of the total shares outstanding as of March 31, 1999. The Company began its fourth, and current repurchase program in May 2001 with a goal to repurchase approximately 800,000 shares over a period of eighteen months. Through June 3, 2002, the Company had repurchased 775,106 shares under the fourth program, representing 97% of the fourth program, at an average price of $12.30. Upon the completion of the fourth program, the fifth 10% program will commence and is expected to take place over approximately 18 months in the open market or in privately negotiated transactions at times considered appropriate.

In announcing the ongoing stock repurchase authorization, Mr. Rhodes added, “Heritage continues to operate with capital levels well in excess of regulatory requirements and our internal needs. We believe under the current market conditions, continuing to buy our own shares with our excess capital funds is the best use of that capital.”

Heritage Financial Corporation is a $602 million asset sized bank holding company headquartered in Olympia, Washington. Heritage operates two community banks, Heritage Bank and Central Valley Bank, N.A. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full-service banking offices. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices.